Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter and First Six Months of 2015

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 13, 2015--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the second quarter and six months ended June 30, 2015.

Canterbury Park Holding Corporation (the “Company”) reported net income of $571,650 on net revenues of $14,848,077 for the three months ended June 30, 2015, compared to net income of $442,934 on net revenues of $13,784,714 for the same period in 2014. For the six months ended June 30, 2015, net income was $960,254 on net revenues of $24,729,115, compared to net income of $848,941 on net revenues of $23,159,168 for the same period in 2014. Diluted income per share for the second quarter of 2015 was $.14 compared to $.11 for the same period in 2014. Diluted income per share for the six month period ended June 30, 2015 was $.23 compared to diluted income per share of $.20 for the six month period ended June 30, 2014.

The 7.7% increase in net revenues in the 2015 second quarter compared to the same period in 2014 reflects the following results:

  Pari-mutuel revenues increased $49,754 from $3,276,216 in the 2014 second quarter to $3,325,970 in the 2015 second quarter, or 1.5%. This slight increase reflects the growth of live racing revenues offset by a decline in simulcast revenues.
  Card Casino revenues increased 6.5% from $6,932,066 in the 2014 second quarter to $7,381,906 in the 2015 second quarter, primarily due to increased wagering in our table games operations.
  Food and Beverage revenue increased 19.9%, from $2,099,973 in the 2014 second quarter to $2,518,847 in the 2015 second quarter, primarily due to an increase in revenues from special events

For the six months ended June 30, 2015, our 6.8% increase in net revenues compared to the same period in 2014 is primarily attributable to increases in Card Casino and Food and Beverage revenues of 6.5% and 14.8%, respectively, offset by an 2.3% decrease in Pari-mutuel revenues.

The Company generated EBITDA of $2,802,907 in the first six months of 2015, an increase of $322,934, or 13%, from the same period a year ago.

Operating expenses increased $846,277, or 6.5%, and $1,383,463, or 6.4%, respectively, in the second quarter and six month periods ended June 30, 2015. These increases are primarily due to increased salaries and benefits expense, increased depreciation expense and increased other operating expenses, partially offset by a reduction in utilities expense.

Further detail regarding our results for the second quarter and first six months of 2015 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on August 14, 2015 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and CEO commented: “We are pleased with the solid revenue increases in our Card Casino and Food and Beverage operations for the second quarter and six months ended June 30, 2015. We are also encouraged that our pari-mutuel operations achieved a slight increase in revenues for the second quarter in spite of continued declines in simulcast revenues. For the quarter, the decline in simulcast revenue was more than offset by a 4.3% increase in on-track handle and a 45% increase in out-of-state handle during the first 26 days of our 2015 live race meet. However, our operating expenses also increased in the three and six month periods at a similar pace to our revenue increases, primarily due to a state mandated minimum wage increase and an increase in head-count to support our expanded catering and events operations.”

Mr. Sampson added: “We are optimistic about the Company’s prospects for the remainder of 2015. Due in large measure to our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community, our current live meet features the highest quality horse racing in Canterbury Park history as substantiated by our strong out-of-state handle. Our Card Casino and Food and Beverage revenues are expected to continue at their strong results and we are starting to see growth in revenues resulting from our Events Center and remodeled Triple Crown Club.”

Mr. Sampson added: “We continue to analyze the feasibility of various options for development of our underutilized land. The initial step in that process is to reorganize our corporate structure and subdivide our property into the land used in our horse racing, card casino and related businesses from land to be developed. Subject to shareholder approval, as well as approval of the Minnesota Racing Commission, we anticipate completion prior to year end of the process of forming a new holding company with two subsidiaries, one that will continue to operate the current horse racing, card casino and related businesses, and a real estate subsidiary to hold the excess land for development. Maximizing the potential of our property for a 200 acre mixed use development featuring destination retail and entertainment businesses as well as multi-family residential and office space will likely require relocation of our barn area. We are therefore, also in the process of analyzing our options and costs to determine the feasibility of building a new horse barn area and other necessary infrastructure to free up the existing backside as the prime 'front door' for our retail and entertainment businesses. Additionally, as we believe tax increment financing is a necessary component of any plan to relocate the current barn area and make infrastructure improvements that are necessary for a major mixed use development on our underutilized land, we are in the process of preparing an application to the City of Shakopee to create a Tax Increment Financing district on a portion of the Canterbury Park property. Finally, we are evaluating options as to what role Canterbury Park will play in the development of our underutilized land. We don’t anticipate funding construction of the retail, residential and/or office components of the project, nor do we expect to have substantial ownership interest in these components. Currently our expectation is that we will either sell or lease parcels through ground leases to developers with expertise in these types of projects.”

Mr. Sampson concluded: “While we are confident we can enhance shareholder value through development of our property, until we have completed the analysis of the feasibility of relocating our barn area and are able to determine the financial incentives available from local government, we are uncertain as to when and how that development will take place. We will continue to incur substantial costs as we proceed with our feasibility analysis and pre-development processes, which will not be completed until year end at the earliest. We believe this will be a good investment in the Company’s future.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 70-day 2015 live race meet began on May 15th and ends September 12th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Operating Revenues, (net)	$14,848,077	$13,784,714	$24,729,115	$23,159,168

Operating Expenses	$13,879,109	$13,032,832	$23,097,918	$21,714,455

Non-Operating Income, (net)	$688	$712	$1,305	$1,349

Income before Income Taxes	$969,656	$752,594	$1,632,502	$1,446,062

Income Tax Expense	($398,006)	($309,660)	($672,248)	($597,121)

Net Income	$571,650	$442,934	$960,254	$848,941

Basic Net Income Per Common Share	$0.14	$0.11	$0.23	$0.20

Diluted Net Income Per Common Share	$0.14	$0.11	$0.23	$0.20

RECONCILIATION OF NET INCOME TO EBITDA

	Six Months	Six Months
	Ended	Ended
	June 30, 2015	June 30, 2014

Net income	$960,254	$848,941

Interest income	(1,305)	(1,349)

Income tax expense	672,248	597,121

Depreciation	1,171,710	1,035,255

EBITDA	$2,802,907	$2,479,968

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223